Independent Auditors' Consent


The Board of Trustees
ElderTrust:

We consent to the use of our report dated January 16, 2002, with respect to the balance sheets of ET Sub-Meridian Limited Partnership, L.L.P. as of December 31, 2001 and 2000, and the related statements of operations, partners' deficit and cash flows for the years then ended, which report appears in the Form 8-K of ElderTrust dated October 10, 2002.


/s/ KPMG, LLP


McLean, Virginia
October 10, 2002




























                      Independent Auditors' Consent

The Board of Trustees
ElderTrust:

We consent to the use of our reports dated September 25, 2002, with respect to the balance sheets of ET Sub-Cabot Park, L.L.C. and ET Sub-Cleveland Circle, L.L.C. as of December 31, 2001 and 2000, and the related statements of operations, members' capital(deficit) and cash flows for the years then ended, which reports appear in the Form
8-K of ElderTrust dated October 10, 2002.


/s/ KPMG, LLP


McLean, Virginia
October 10, 2002